                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                           FIRST CHICAGO CORPORATION

                                      AND

                               NBD BANCORP, INC.

                                   AS AMENDED

                               ----------------

                           DATED AS OF JULY 11, 1995

                               TABLE OF CONTENTS

                          AGREEMENT AND PLAN OF MERGER

                                   ARTICLE I

                                   The Merger

                                                                           PAGE
                                                                           ----
 1.1  The Merger.........................................................    1
 1.2  Effective Time.....................................................    1
 1.3  Effects of the Merger..............................................    1
 1.4  Conversion of First Chicago Common Stock; First Chicago Preferred
      Stock..............................................................    1
 1.5  NBD Common Stock...................................................    3
 1.6  Options............................................................    3
 1.7  Certificate of Incorporation.......................................    4
 1.8  By-Laws............................................................    4
 1.9  Tax Consequences...................................................    4
 1.10 Management Succession..............................................    4
 1.11 Board of Directors.................................................    4
 1.12 Headquarters of Surviving Corporation..............................    4

                                   ARTICLE II

                               Exchange of Shares

 2.1  NBD to Make Shares Available.......................................    5
 2.2  Exchange of Shares.................................................    5

                                  ARTICLE III

                     Representations and Warranties of NBD

 3.1  Corporate Organization.............................................    6
 3.2  Capitalization.....................................................    7
 3.3  Authority; No Violation............................................    8
 3.4  Consents and Approvals.............................................    8
 3.5  Reports............................................................    9
 3.6  Financial Statements...............................................    9
 3.7  Broker's Fees......................................................    9
 3.8  Absence of Certain Changes or Events...............................    9
 3.9  Legal Proceedings..................................................   10
 3.10 Taxes and Tax Returns..............................................   10
 3.11 Employees..........................................................   11
 3.12 SEC Reports........................................................   12
 3.13 Compliance with Applicable Law.....................................   12
 3.14 Certain Contracts..................................................   12
 3.15 Agreements with Regulatory Agencies................................   13
 3.16 Other Activities of NBD and its Subsidiaries.......................   13
 3.17 Investment Securities..............................................   14
 3.18 Interest Rate Risk Management Instruments..........................   14
 3.19 Undisclosed Liabilities............................................   14

                                                                            PAGE
                                                                            ----
 3.20 Environmental Liability.............................................   14
 3.21 State Takeover Laws.................................................   14
 3.22 Pooling of Interests................................................   14

                                   ARTICLE IV

                Representations and Warranties of First Chicago

 4.1  Corporate Organization..............................................   15
 4.2  Capitalization......................................................   15
 4.3  Authority; No Violation.............................................   16
 4.4  Consents and Approvals..............................................   17
 4.5  Reports.............................................................   17
 4.6  Financial Statements................................................   17
 4.7  Broker's Fees.......................................................   18
 4.8  Absence of Certain Changes or Events................................   18
 4.9  Legal Proceedings...................................................   18
 4.10 Taxes and Tax Returns...............................................   18
 4.11 Employees...........................................................   19
 4.12 SEC Reports.........................................................   20
 4.13 Compliance with Applicable Law......................................   20
 4.14 Certain Contracts...................................................   21
 4.15 Agreements with Regulatory Agencies.................................   21
 4.16 Other Activities of First Chicago and its Subsidiaries..............   21
 4.17 Investment Securities...............................................   22
 4.18 Interest Rate Risk Management Instruments...........................   22
 4.19 Undisclosed Liabilities.............................................   22
 4.20 Environmental Liability.............................................   22
 4.21 State Takeover Laws.................................................   23
 4.22 Rights Agreement....................................................   23
 4.23 Pooling of Interests................................................   23

                                   ARTICLE V

                   Covenants Relating to Conduct of Business

 5.1  Conduct of Businesses Prior to the Effective Time...................   23
 5.2  Forbearances........................................................   23

                                   ARTICLE VI

                             Additional Agreements
 6.1  Regulatory Matters..................................................   25
 6.2  Access to Information...............................................   26
 6.3  Stockholders' Approvals.............................................   26
 6.4  Legal Conditions to Merger..........................................   26
 6.5  Affiliates; Publication of Combined Financial Results...............   26
 6.6  Stock Exchange Listing..............................................   27
 6.7  Employee Benefit Plans..............................................   27
 6.8  Indemnification; Directors' and Officers' Insurance.................   27

                                                                            PAGE
                                                                            ----
 6.9  Additional Agreements...............................................   29
 6.10 Advice of Changes...................................................   29
 6.11 Dividends...........................................................   29

                                  ARTICLE VII

                              Conditions Precedent

 7.1  Conditions to Each Party's Obligation To Effect the Merger..........   29
 7.2  Conditions to Obligations of First Chicago..........................   30
 7.3  Conditions to Obligations of NBD....................................   30

                                  ARTICLE VIII

                           Termination and Amendment

 8.1  Termination.........................................................   31
 8.2  Effect of Termination...............................................   31
 8.3  Amendment...........................................................   31
 8.4  Extension; Waiver...................................................   31


                                   ARTICLE IX

                               General Provisions

 9.1  Closing.............................................................   32
 9.2  Nonsurvival of Representations, Warranties and Agreements...........   32
 9.3  Expenses............................................................   32
 9.4  Notices.............................................................   32
 9.5  Interpretation......................................................   33
 9.6  Counterparts........................................................   33
 9.7  Entire Agreement....................................................   33
 9.8  Governing Law.......................................................   33
 9.9  Severability........................................................   33
 9.10 Publicity...........................................................   33
 9.11 Assignment; Third Party Beneficiaries...............................   33

Exhibit A--First Chicago Option Agreement
Exhibit B--NBD Option Agreement
Exhibit 6.5(a)(1)--Form of Affiliate Letter Addressed to NBD
Exhibit 6.5(a)(2)--Form of Affiliate Letter Addressed to First Chicago

                             INDEX OF DEFINED TERMS

BHC Act.....................................................................   7
CERCLA......................................................................  14
Certificate.................................................................   3
Certificate of Merger.......................................................   1
Claim.......................................................................  28
Closing.....................................................................  32
Closing Date................................................................  32
Code........................................................................   4
Common Certificate..........................................................   2
Confidentiality Agreement...................................................  26
Delaware Secretary..........................................................   1
DGCL........................................................................   1
DPC Shares..................................................................   3
Effective Time..............................................................   1
ERISA.......................................................................  11
Exchange Act................................................................   9
Exchange Agent..............................................................   5
Exchange Fund...............................................................   5
Exchange Ratio..............................................................   2
Federal Reserve Board.......................................................   8
First Chicago...............................................................   1
First Chicago Bank Subsidiary...............................................  22
First Chicago Benefit Plans.................................................  19
First Chicago Capital Stock.................................................   2
First Chicago Common Stock..................................................   2
First Chicago Contract......................................................  21
First Chicago Convertible Preferred Stock...................................  15
First Chicago Disclosure Schedule...........................................  15
First Chicago DRIP..........................................................  15
First Chicago ERISA Affiliate...............................................  19
First Chicago ESPSP.........................................................  16
First Chicago 8.45% Series E Cumulative Fixed Rate Preferred Stock..........  15
First Chicago March 31, 1995 Form 10-Q......................................  17
First Chicago Option Agreement..............................................   1
First Chicago Preferred Stock...............................................  15
First Chicago Regulatory Agreement..........................................  21
First Chicago Reports.......................................................  20
First Chicago Rights........................................................  15
First Chicago Rights Agreement..............................................  15
First Chicago Series A Cumulative Adjustable Rate Preferred Stock...........  15
First Chicago Series B Cumulative Adjustable Rate Preferred Stock...........  15
First Chicago Series C Cumulative Adjustable Rate Preferred Stock...........  15
First Chicago Stock Plans...................................................   3
GAAP........................................................................   9
Governmental Entity.........................................................   8
HOLA........................................................................   7
Indemnified Parties.........................................................  27
Injunction..................................................................  29
Insurance Amount............................................................  28
IRS.........................................................................  10

Joint Proxy Statement.......................................................   8
Liens.......................................................................   7
LSARS.......................................................................  27
Material Adverse Effect.....................................................   6
Merger......................................................................   1
NBD.........................................................................   1
NBD Bank Subsidiary.........................................................  13
NBD Benefit Plans...........................................................  11
NBD Capital Stock...........................................................   2
NBD Common Stock............................................................   2
NBD Contract................................................................  13
NBD Convertible Preferred Stock.............................................   2
NBD Disclosure Schedule.....................................................   6
NBD 8.45% Series E Cumulative Fixed Rate Preferred Stock....................   2
NBD ERISA Affiliate.........................................................  11
NBD March 31, 1995 Form 10-Q................................................   9
NBD New Preferred Stock.....................................................   2
NBD Option Agreement........................................................   1
NBD Preferred Stock.........................................................   7
NBD Regulatory Agreement....................................................  13
NBD Reports.................................................................  12
NBD Series A Cumulative Adjustable Rate Preferred Stock.....................   2
NBD Series B Cumulative Adjustable Rate Preferred Stock.....................   2
NBD Series C Cumulative Adjustable Rate Preferred Stock.....................   2
NBD Stock Plans.............................................................  27
NBD Units...................................................................   7
New Benefit Plans...........................................................  27
NYSE........................................................................   6
OCC.........................................................................   9
Option Agreements...........................................................   1
OTS.........................................................................   8
Preferred Stock Certificate.................................................   3
Regulatory Agencies.........................................................   9
Requisite Regulatory Approvals..............................................  29
S-4.........................................................................   8
SBA.........................................................................   8
SEC.........................................................................   8
Securities Act..............................................................  12
Significant Subsidiary......................................................  13
SRO.........................................................................   8
State Approvals.............................................................   8
State Regulator.............................................................   9
Subsidiary..................................................................   7
Surviving Corporation.......................................................   1
Taxes.......................................................................  11
Trust Account Shares........................................................   3
Trust Activities............................................................  13

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of July 11, 1995, as amended by and between FIRST CHICAGO CORPORATION, a Delaware corporation ("First Chicago") and NBD BANCORP, INC., a Delaware corporation ("NBD").

  WHEREAS, the Boards of Directors of NBD and First Chicago have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which First Chicago will, subject to the terms and conditions set forth herein, merge with and into NBD (the "Merger"), so that NBD is the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger; and

  WHEREAS, it is the intent of the respective Boards of Directors of First Chicago and NBD that the Merger be structured as a "merger of equals" of First Chicago and NBD and that the Surviving Corporation be governed and operated on this basis; and

  WHEREAS, as a condition to, and immediately after the execution of, this Agreement, First Chicago and NBD are entering into a First Chicago stock option agreement (the "First Chicago Option Agreement") attached hereto as Exhibit A; and

  WHEREAS, as a condition to, and immediately after the execution of, this Agreement, First Chicago and NBD are entering into a NBD stock option agreement (the "NBD Option Agreement"; and together with the First Chicago Option Agreement, the "Option Agreements") attached hereto as Exhibit B; and

  WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                  The Merger

  1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2), First Chicago shall merge with and into NBD. NBD shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of First Chicago shall terminate.

  1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary") on the Closing Date (as defined in Section 9.1). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

  1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 261 of the DGCL.

  1.4 Conversion of First Chicago Common Stock; First Chicago Preferred Stock. At the Effective Time, in each case, subject to Section 2.2(e), by virtue of the Merger and without any action on the part of First Chicago, NBD or the holder of any of the following securities:

    (a) Each share of the common stock, par value $5.00 per share, of First Chicago (the "First Chicago Common Stock"; and together with the First Chicago Preferred Stock (as defined in Section 4.2(a)), the "First Chicago Capital Stock") issued and outstanding immediately prior to the Effective Time (other than shares of First Chicago Capital Stock held (x) in First Chicago's treasury or (y) directly or indirectly by First Chicago or NBD or any of their respective wholly owned Subsidiaries (as defined in Section 3.1) (except for Trust Account Shares and DPC shares, as such terms are defined in Section 1.4(i) and as set forth in the First Chicago Disclosure Schedule)) shall be converted into the right to receive 1.81 shares (the "Exchange Ratio") of the common stock, par value $1.00 per share, of NBD (the "NBD Common Stock"; the NBD Common Stock, the NBD Preferred Stock (as defined in Section 3.2) and the NBD New Preferred Stock (as defined Section 1.4(f)) being referred to herein as the "NBD Capital Stock").

    (b) Each share of First Chicago Series A Cumulative Adjustable Rate Preferred Stock (as defined in Section 4.2(a)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of preferred stock with cumulative and adjustable dividends of NBD (the "NBD Series A Cumulative Adjustable Rate Preferred Stock"). The terms of the NBD Series A Cumulative Adjustable Rate Preferred Stock shall be substantially the same as the terms of the First Chicago Series A Cumulative Adjustable Rate Preferred Stock.

    (c) Each share of First Chicago Series B Cumulative Adjustable Rate Preferred Stock (as defined in Section 4.2(a)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of preferred stock with cumulative and adjustable dividends of NBD (the "NBD Series B Cumulative Adjustable Rate Preferred Stock"). The terms of the NBD Series B Cumulative Adjustable Rate Preferred Stock shall be substantially the same as the terms of the First Chicago Series B Cumulative Adjustable Rate Preferred Stock.

    (d) Each share of First Chicago Series C Cumulative Adjustable Rate Preferred Stock (as defined in Section 4.2(a)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of preferred stock with cumulative and adjustable dividends of NBD (the "NBD Series C Cumulative Adjustable Rate Preferred Stock"). The terms of the NBD Series C Cumulative Adjustable Rate Preferred Stock shall be substantially the same as the terms of the First Chicago Series C Cumulative Adjustable Rate Preferred Stock.

    (e) Each share of First Chicago 8.45% Series E Cumulative Fixed Rate Preferred Stock (as defined in Section 4.2(a)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of preferred stock with a fixed rate dividend of NBD (the "NBD 8.45% Series E Cumulative Fixed Rate Preferred Stock"). The terms of the NBD 8.45% Series E Cumulative Fixed Rate Preferred Stock shall be substantially the same as the terms of the First Chicago 8.45% Series E Cumulative Fixed Rate Preferred Stock.

    (f) Each share of First Chicago Convertible Preferred Stock (as defined in Section 4.2(a)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of convertible preferred stock with a fixed rate dividend of NBD (the "NBD Convertible Preferred Stock", and together with the NBD Series A Cumulative Adjustable Rate Preferred Stock, NBD Series B Cumulative Adjustable Rate Preferred Stock, NBD Series C Cumulative Adjustable Rate Preferred Stock, and NBD 8.45% Series E Cumulative Fixed Rate Preferred Stock, the "NBD New Preferred Stock"). The terms of the NBD Convertible Preferred Stock shall be substantially the same as the terms of the First Chicago Convertible Preferred Stock.

    (g) At the Effective Time, any deposit agreements pursuant to which shares of First Chicago Preferred Stock are held subject to depositary receipts shall automatically, and without further action on the part of the Surviving Corporation, be assumed by the Surviving Corporation.

    (h) All of the shares of First Chicago Common Stock converted into NBD Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Common Certificate") previously representing any such shares of First Chicago Common Stock shall thereafter represent the right to receive (i) a certificate representing the number of whole shares of NBD Common Stock and (ii) cash in lieu of fractional shares into which the shares of First Chicago Common Stock represented by such Common Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e). Common Certificates previously representing shares of First Chicago Common Stock shall be exchanged for certificates representing whole shares of NBD Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Common Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of NBD Common Stock or First Chicago Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

    (i) At the Effective Time, all shares of First Chicago Common Stock that are owned by First Chicago as treasury stock and all shares of First Chicago Common Stock that are owned, directly or indirectly, by First Chicago or NBD or any of their respective wholly owned Subsidiaries (other than shares of First Chicago Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of NBD Common Stock which are similarly held, whether held directly or indirectly by First Chicago or NBD, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of First Chicago Common Stock held by First Chicago or NBD or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of First Chicago Common Stock, and shares of NBD Common Stock which are similarly held, whether held directly or indirectly by First Chicago or NBD or any of their respective Subsidiaries, being referred to herein as "DPC Shares") and as set forth in the First Chicago Disclosure Schedule) shall be cancelled and shall cease to exist and no stock of NBD or other consideration shall be delivered in exchange therefor. All shares of NBD Common Stock that are owned by First Chicago or any of its wholly owned Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of NBD.

    (j) All of the shares of First Chicago Preferred Stock converted into NBD New Preferred Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Preferred Stock Certificate"; and together with a Common Certificate, a "Certificate") previously representing any such shares of First Chicago Preferred Stock shall thereafter represent the right to receive a certificate representing the number of whole shares of corresponding NBD New Preferred Stock into which the shares of First Chicago Preferred Stock represented by such Preferred Stock Certificate have been converted pursuant to this Section
  1.4. Preferred Stock Certificates previously representing shares of First Chicago Preferred Stock shall be exchanged for certificates representing whole shares of corresponding NBD New Preferred Stock issued in consideration therefor upon the surrender of such Preferred Stock Certificates in accordance with Section 2.2 hereof, without any interest thereon.

  1.5 NBD Common Stock. At and after the Effective Time, each share of NBD Common Stock issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

  1.6 Options. (a) At the Effective Time, each option granted by First Chicago to purchase shares of First Chicago Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of First Chicago Common Stock and shall be converted automatically into an option to purchase shares of NBD Common Stock in an amount and at an exercise price determined as provided below (and otherwise, in the case of options, subject to the terms of the First Chicago benefit plans under which they were issued (collectively, the "First Chicago Stock Plans") and the agreements evidencing grants thereunder)):

    (i) The number of shares of NBD Common Stock to be subject to the new option shall be equal to the product of the number of shares of First Chicago Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of NBD Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

    (ii) The exercise price per share of NBD Common Stock under the new option shall be equal to the exercise price per share of First Chicago Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded down to the nearest whole cent.

  (b) The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option except that all references to First Chicago shall be deemed to be references to NBD.

  1.7 Certificate of Incorporation. Subject to the terms and conditions of this Agreement, at the Effective Time, the Certificate of Incorporation of NBD shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law, except that such Certificate of Incorporation shall be amended to provide: (a) that the number of shares of authorized Common Stock of the Surviving Corporation shall be increased to 750,000,000; (b) that the name of the Surviving Corporation shall be "First Chicago NBD Corporation"; (c) for the deletion of the Series A Preferred Stock, par value $1.00 per share; and (d) for the NBD New Preferred Stock.

  1.8 By-Laws. Subject to the terms and conditions of this Agreement, at the Effective Time, the By-Laws of NBD, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

  1.9 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(i)(A) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

  1.10 Management Succession. (a) At the Effective Time, Mr. Richard L. Thomas shall be Chairman of the Board of the Surviving Corporation, and shall serve in such capacity until the annual meeting of stockholders of the Surviving Corporation (anticipated to be held on May 20, 1996). At the Effective Time, Mr. Verne G. Istock shall be the President and Chief Executive Officer of the Surviving Corporation. Mr. Istock shall immediately and without further action of the Board of Directors become Chairman of the Board of the Surviving Corporation on the date (which in no event shall be later than May 31, 1996) upon which Mr. Thomas ceases to be Chairman of the Board.

  (b) At the annual meeting of stockholders of the Surviving Corporation (anticipated to be held on May 20, 1996), Mr. Thomas shall retire from all positions he then holds as an officer of the Surviving Corporation or as an officer or employee of any of its Subsidiaries.

  1.11 Board of Directors. (a) From and after the Effective Time, the Board of Directors of the Surviving Corporation shall consist of 22 persons, including Messrs. Thomas and Istock, 10 additional persons, two of whom may be executive officers of First Chicago, to be named by Mr. Thomas and the Board of Directors of First Chicago, and 10 additional persons, one of whom may be an executive officer of NBD, to be named by Mr. Istock and the Board of Directors of NBD.

  (b) The representatives selected by First Chicago and NBD, respectively, shall be divided as equally as practicable among the three classes of directors in proportion to the aggregate representation set forth above. From and after the Effective Time, the representatives of First Chicago and NBD shall also be represented in proportion to the aggregate representation set forth above on all committees of the Board of Directors of the Surviving Corporation.

  1.12 Headquarters of Surviving Corporation. At the Effective Time, the headquarters and principal executive offices of the Surviving Corporation shall be Chicago, Illinois.

                                  ARTICLE II

                              Exchange of Shares

  2.1 NBD to Make Shares Available. At or prior to the Effective Time, NBD shall deposit, or shall cause to be deposited, with First Chicago Trust Company of New York, or another bank or trust company reasonably acceptable to each of First Chicago and NBD (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of NBD Common Stock and NBD New Preferred Stock and cash in lieu of any fractional shares (such cash and certificates for shares of NBD Common Stock and NBD New Preferred Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of First Chicago Common Stock.

  2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing, the shares of NBD Common Stock, NBD New Preferred Stock and any cash in lieu of fractional shares into which the shares of First Chicago Common Stock or First Chicago Preferred Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of NBD Common Stock or NBD New Preferred Stock to which such holder of First Chicago Common Stock or First Chicago Preferred Stock shall have become entitled pursuant to the provisions of Article I, and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.

  (b) No dividends or other distributions declared with respect to NBD Common Stock or NBD New Preferred Stock with a record date following the 30th day to occur after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. Subject to Section 6.11 and to the effect of applicable laws, (i) until such 30th day, there shall be paid to each former holder of shares of First Chicago Common Stock or First Chicago Preferred Stock, the amount of dividends or other distributions with a record date after the Effective Time but on or before such 30th day payable with respect to the shares of NBD Common Stock or NBD New Preferred into which such First Chicago Common Stock or First Chicago Preferred Stock has been converted pursuant to this Article II and (ii) after the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions with a record date following the 30th day to occur after the Effective Time, without any interest thereon, which theretofore had become payable with respect to shares of NBD Common Stock or NBD New Preferred Stock represented by such Certificate.

  (c) If any certificate representing shares of NBD Common Stock or NBD New Preferred Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of NBD Common Stock or NBD New Preferred Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

  (d) After the Effective Time, there shall be no transfers on the stock transfer books of First Chicago of the shares of First Chicago Common Stock or First Chicago Preferred Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of NBD Common Stock or NBD New Preferred Stock as provided in this Article II.

  (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of NBD Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to NBD Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of First Chicago. In lieu of the issuance of any such fractional share, NBD shall pay to each former stockholder of First Chicago who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing-sale prices of NBD Common Stock on the New York Stock Exchange, Inc. (the "NYSE") as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share (rounded to the nearest thousandth when expressed as an Arabic number) of NBD Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

  (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of First Chicago for 12 months after the Effective Time shall be paid to NBD. Any stockholders of First Chicago who have not theretofore complied with this Article II shall thereafter look only to NBD for payment of the shares of NBD Common Stock or NBD New Preferred Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the NBD Common Stock or NBD New Preferred Stock deliverable in respect of each share of First Chicago Common Stock or First Chicago Preferred Stock, as the case may be, such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of First Chicago, NBD, the Exchange Agent or any other person shall be liable to any former holder of shares of First Chicago Common Stock or First Chicago Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by NBD, the posting by such person of a bond in such amount as NBD may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of NBD Capital Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

                     Representations and Warranties of NBD

  Except as disclosed in the NBD disclosure schedule delivered to First Chicago concurrently herewith (the "NBD Disclosure Schedule") NBD hereby represents and warrants to First Chicago as follows:

  3.1 Corporate Organization. (a) NBD is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NBD has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on NBD. As used in this Agreement, the term "Material Adverse Effect" means, with respect to First Chicago, NBD or the

Surviving Corporation, as the case may be, a material adverse effect on the business, results of operations, financial condition, or (insofar as they can reasonably be foreseen) prospects of such party and its Subsidiaries taken as a whole. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. NBD is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act") and as a savings and loan holding company under the Home Owners' Loan Act ("HOLA"). True and complete copies of the Certificate of Incorporation and By-Laws of NBD, as in effect as of the date of this Agreement, have previously been made available by NBD to First Chicago.

  (b) Each NBD Subsidiary (i) is duly organized and validly existing as a bank, corporation, partnership or limited liability company under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on NBD, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

  (c) The minute books of NBD accurately reflect in all material respects all corporate actions held or taken since January 1, 1993 of its stockholders and Board of Directors (including committees of the Board of Directors of NBD).

  3.2 Capitalization. (a) The authorized capital stock of NBD consists of (i) 500,000,000 shares of NBD Common Stock, of which as of June 30, 1995, 157,139,395 shares were issued and outstanding and 3,743,613 shares were held in treasury, and (ii) 10,460,000 shares of Preferred Stock (the "NBD Preferred Stock"), of which as of June 30, 1995, (A) 10,000,000 shares were designated and no shares were issued and outstanding as Preferred Stock, no par value, and (B) 460,000 shares were designated and no shares were issued and outstanding as Series A Preferred Stock, par value $1.00 per share. All of the issued and outstanding shares of NBD Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of NBD's issued and outstanding Preferred Stock Purchase Units ("NBD Units") and for the NBD Option Agreement, NBD does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of NBD Capital Stock or any other equity securities of NBD or any securities representing the right to purchase or otherwise receive any shares of NBD Common Stock or NBD Preferred Stock. As of June 30, 1995, no shares of NBD Common Stock were reserved for issuance, except for (i) 2,152,022 shares reserved for issuance upon the exercise of stock options pursuant to the NBD Stock Plans (as defined in Section 6.7), (ii) 32,243 shares reserved for issuance as awards under the NBD Directors Stock Award Plans and (iii) 546,170 shares reserved for issuance upon the exercise of options granted in substitution for options assumed in prior NBD acquisitions. The only shares of NBD Preferred Stock reserved for issuance were 1,500,000 shares reserved pursuant to NBD Units. Since June 30, 1995, NBD has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of employee stock options granted prior to such date. The shares of NBD Capital Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

  (b) NBD owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the NBD Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No NBD Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

  3.3 Authority; No Violation. (a) NBD has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of NBD. The Board of Directors of NBD has directed that this Agreement and the transactions contemplated hereby be submitted to NBD's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of NBD Common Stock, no other corporate proceedings on the part of NBD are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NBD and (assuming due authorization, execution and delivery by First Chicago) constitutes a valid and binding obligation of NBD, enforceable against NBD in accordance with its terms.

  (b) Neither the execution and delivery of this Agreement by NBD nor the consummation by NBD of the transactions contemplated hereby, nor compliance by NBD with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of NBD or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NBD or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NBD or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NBD or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause
(y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have or be reasonably likely to have a Material Adverse Effect on NBD or the Surviving Corporation.

  3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications and notices, (ii) the filing of any required applications with the Office of Thrift Supervision (the "OTS") (iii) the filing of any required applications or notices with any state or foreign agencies and approval of such applications and notices (the "State Approvals"), (iv) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of First Chicago's and NBD's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement") and the registration statement on Form S-4 (the "S-4") in which the Joint Proxy Statement will be included as a prospectus, (v) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (vi) any notices to or filings with the Small Business Administration ("SBA"), (vii) any consent, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers or investment advisers, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization ("SRO"), and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws, (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of NBD Common Stock pursuant to this Agreement, and (ix) the approval of this Agreement by the requisite vote of the stockholders of First Chicago and NBD, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (A) the execution and delivery by NBD of this Agreement and (B) the consummation by NBD of the Merger and the other transactions contemplated hereby.

  3.5 Reports. NBD and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1993 with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority (each a "State Regulator"),
(iv) the Office of the Comptroller of the Currency (the "OCC"), (v) the OTS,
(vi) the SEC and (vii) any SRO (collectively "Regulatory Agencies"), and all other reports and statements required to be filed by them since January 1, 1993, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on NBD. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of NBD and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of NBD, investigation into the business or operations of NBD or any of its Subsidiaries since January 1, 1993, except where such proceedings or investigation are not likely, either individually or in the aggregate, to have a Material Adverse Effect on NBD. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of NBD or any of its Subsidiaries which, in the reasonable judgment of NBD, is likely, either individually or in the aggregate, to have a Material Adverse Effect on NBD.

  3.6 Financial Statements. NBD has previously made available to First Chicago copies of (a) the consolidated balance sheets of NBD and its Subsidiaries as of December 31, for the fiscal years 1993 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1992 through 1994, inclusive, as reported in NBD's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Deloitte & Touche LLP, independent public accountants with respect to NBD, and (b) the unaudited consolidated balance sheet of NBD and its Subsidiaries as of March 31, 1994 and March 31, 1995 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the three-month periods then ended as reported in NBD's Quarterly Report on Form 10-Q for the period ended March 31, 1995 filed with the SEC under the Exchange Act (the "NBD March 31, 1995 Form 10-Q"). The December 31, 1994 consolidated balance sheet of NBD (including the related notes, where applicable) fairly presents the consolidated financial position of NBD and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of NBD and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of NBD and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

  3.7 Broker's Fees. Neither NBD nor any NBD Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the Option Agreements.

  3.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in NBD Reports (as defined in Section 3.12) filed prior to the date hereof, since March 31, 1995, (i) NBD and its Subsidiaries taken as a whole have not incurred any material liability, except in the ordinary course of their business, and (ii) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on NBD or the Surviving Corporation.

  (b) Except as publicly disclosed in NBD Reports filed prior to the date hereof, since March 31, 1995, NBD and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary and usual course.

  (c) Since December 31, 1994, neither NBD nor any of its Subsidiaries has (i) except for such actions as are in the ordinary course of business consistent with past practice or except as required by applicable law, (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1994, or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses aggregating in excess of 5% of NBD's 1994 salary and employee benefits expenses, other than customary year-end bonuses for fiscal 1994 and 1995, or (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance which, in the reasonable judgment of NBD, is likely, either individually or in the aggregate, to have a Material Adverse Effect on NBD.

  3.9 Legal Proceedings. (a) Neither NBD nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of NBD's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against NBD or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the NBD Option Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on NBD.

  (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon NBD, any of its Subsidiaries or the assets of NBD or any of its Subsidiaries which has had, or might reasonably be expected to have, a Material Adverse Effect on NBD.

  3.10 Taxes and Tax Returns. (a) Each of NBD and its Subsidiaries has duly filed all federal, state, county, foreign and, to the best of NBD's knowledge, local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes (as defined in Section 3.10(b)) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges the failure to file, pay or make provision for, either individually or in the aggregate, are not likely, in the reasonable judgment of NBD, to have a Material Adverse Effect on NBD. The income tax returns of NBD and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") and any liability with respect thereto has been satisfied for all years to and including 1987, and either no material deficiencies were asserted as a result of such examination for which NBD does not have adequate reserves or all such deficiencies were satisfied. To the best of NBD's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon NBD or any of its Subsidiaries for which NBD does not have adequate reserves, nor has NBD or any of its Subsidiaries given any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period. In addition, (A) proper and accurate amounts have been withheld by NBD and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so would not have a Material Adverse Effect on NBD, (B) federal, state, county and local returns which are accurate and complete in all material respects have been filed by NBD and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so would not have a Material Adverse Effect on NBD, (C) the amounts shown on such federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by NBD in its consolidated financial statements as of December 31, 1994, except where failure to do so would not have a Material Adverse Effect on NBD and (D) there are no Tax liens upon any property or assets of NBD or its Subsidiaries except liens for current taxes not yet due or liens that would not have a Material Adverse Effect on NBD. Neither NBD nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by NBD or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which has had or is reasonably likely to have a Material Adverse Effect on NBD. Except as set forth in the financial statements described in Section 3.6, neither NBD nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, which would be reasonably likely to have a Material Adverse Effect on NBD.

  (b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, county, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

  (c) Any amount that is reasonably likely to be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of NBD or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or NBD Benefit Plan (as defined in Section 3.11(a)) currently in effect should not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

  (d) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by NBD or any Subsidiary of NBD under any contract, plan, program, arrangement or understanding would be reasonably likely to have a Material Adverse Effect on NBD.

  3.11 Employees. (a) The NBD Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement or agreement that is maintained as of the date of this Agreement (the "NBD Benefit Plans") by NBD or any of its Subsidiaries or by any trade or business, whether or not incorporated (an "NBD ERISA Affiliate"), all of which together with NBD would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

  (b) NBD has heretofore delivered to First Chicago true and complete copies of each of the NBD Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such NBD Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such Plan.

  (c) (i) Each of the NBD Benefit Plans has been operated and administered in all material respects with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the NBD Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified,
(iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no NBD Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of NBD, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law,
(B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of NBD, its Subsidiaries or the ERISA Affiliates or (D) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by NBD, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to NBD, its Subsidiaries or any ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by NBD or its Subsidiaries as of the Effective Time with respect to each NBD Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither NBD, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which NBD, its Subsidiaries or any ERISA Affiliate reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of NBD there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the NBD Benefit Plans or any trusts related thereto which are, in the reasonable judgment of NBD, likely, either individually or in the aggregate, to have a Material Adverse Effect on NBD.

  (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of NBD or any of its affiliates from NBD or any of its affiliates under any NBD Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any NBD Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

  3.12 SEC Reports. NBD has previously made available to First Chicago an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1993 by NBD with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "NBD Reports") and prior to the date hereof and (b) communication mailed by NBD to its stockholders since January 1, 1993 and prior to the date hereof, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Since January 1, 1993, NBD has timely filed all NBD Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all NBD Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

  3.13 Compliance with Applicable Law. NBD and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to NBD or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on NBD.

  3.14 Certain Contracts. (a) Neither NBD nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from First Chicago, NBD, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof,
(iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the NBD Reports, (iv) which materially restricts the conduct of any line of business by NBD, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. NBD has previously made available to First Chicago true and correct copies of all employment and deferred compensation agreements which are in writing and to which NBD is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the NBD Disclosure Schedule, is referred to herein as an "NBD Contract", and neither NBD nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, individually or in the aggregate, would have a Material Adverse Effect on NBD.

  (b) (i) Each NBD Contract is valid and binding on NBD or any of its Subsidiaries, as applicable, and in full force and effect, (ii) NBD and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each NBD Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on NBD, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of NBD or any of its Subsidiaries under any such NBD Contract, except where such default, individually or in the aggregate, would not have a Material Adverse Effect on NBD.

  3.15 Agreements with Regulatory Agencies. Neither NBD nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1993, a recipient of any supervisory letter from, or since January 1, 1993, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the NBD Disclosure Schedule, an "NBD Regulatory Agreement"), nor has NBD or any of its Subsidiaries been advised since January 1, 1993, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.

  3.16 Other Activities of NBD and its Subsidiaries.

  (a) Neither NBD nor any of its Subsidiaries that is neither a bank, a bank operating subsidiary or a bank service corporation, directly or indirectly, engages in any activity prohibited by the Federal Reserve Board. Without limiting the generality of the foregoing, any equity investment of NBD and each Subsidiary that is not a bank, a bank operating subsidiary or a bank service corporation, is not prohibited by the Federal Reserve Board.

  (b) To NBD's knowledge, each NBD Subsidiary which is a bank (a "NBD Bank Subsidiary") currently performs all personal trust, corporate trust and other fiduciary activities ("Trust Activities") with requisite authority under applicable law of Governmental Entities and in accordance in all material respects with the agreed-upon terms of the agreements and instruments governing such Trust Activities, sound fiduciary principles and applicable law and regulation (specifically including, but not limited to, Section 9 of Title 12 of the Code of Federal Regulations); there is no investigation or inquiry by any Governmental Entity pending, or to the knowledge of NBD, threatened, against or affecting NBD, or any Significant Subsidiary thereof relating to the compliance by NBD or any such Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X of the SEC) with sound fiduciary principles and applicable regulations; and except where any such failure would not have a Material Adverse Effect on NBD, each employee of a NBD Bank Subsidiary had the authority to act in the capacity in which he or she acted with respect to Trust Activities, in each case, in which such employee held himself or herself out as a representative of a NBD Bank Subsidiary; and each NBD Bank Subsidiary has established policies and procedures for the purpose of complying with applicable laws of Governmental Entities relating to Trust Activities, has followed such policies and procedures in all material respects and has performed appropriate internal audit reviews of, and has engaged independent accountants to perform audits of, Trust Activities, which audits since January 1, 1993 have disclosed no material violations of applicable laws of Governmental Entities or such policies and procedures.

  3.17 Investment Securities. Each of NBD and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of NBD or any of its Subsidiaries. Such securities are valued on the books of NBD in accordance with GAAP.

  3.18 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of NBD or for the account of a customer of NBD or one of its Subsidiaries, were entered into in the ordinary course of business and, to NBD's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of NBD or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. NBD and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to NBD's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

  3.19 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of NBD included in the NBD March 31, 1995 Form 10-Q and for liabilities incurred in the ordinary course of business consistent with past practice, since March 31, 1995, neither NBD nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on NBD.

  3.20 Environmental Liability. Except as set forth in the NBD Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on NBD of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or threatened against NBD, which liability or obligation could reasonably be expected to have a Material Adverse Effect on NBD. To the knowledge of NBD, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any material liability or obligation that could reasonably be expected to have a Material Adverse Effect on NBD. NBD is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation that could reasonably be expected to have a Material Adverse Effect on NBD.

  3.21 State Takeover Laws. The Board of Directors of NBD has approved the transactions contemplated by this Agreement and the Option Agreements such that the provisions of Section 203 of the DGCL will not apply to this Agreement or the Option Agreements or any of the transactions contemplated hereby or thereby.

  3.22 Pooling of Interests. As of the date of this Agreement, NBD has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

                                  ARTICLE IV

                Representations and Warranties of First Chicago

  Except as disclosed in the First Chicago disclosure schedule delivered to NBD concurrently herewith (the "First Chicago Disclosure Schedule") First Chicago hereby represents and warrants to NBD as follows:

  4.1 Corporate Organization. (a) First Chicago is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. First Chicago has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on First Chicago. First Chicago is duly registered as a bank holding company under the BHC Act. True and complete copies of the Certificate of Incorporation and By-Laws of First Chicago, as in effect as of the date of this Agreement, have previously been made available by First Chicago to NBD.

  (b) Each First Chicago Subsidiary (i) is duly organized and validly existing as a bank, corporation, partnership or limited liability company under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether Federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on First Chicago, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

  (c) The minute books of First Chicago accurately reflect in all material respects all corporate actions held or taken since January 1, 1993 of its stockholders and Board of Directors (including committees of the Board of Directors of First Chicago).

  4.2 Capitalization. (a) The authorized capital stock of First Chicago consists of 150,000,000 shares of First Chicago Common Stock, of which, as of June 30, 1995, 89,719,497 were issued and outstanding, and 15,000,000 shares of Preferred Stock, no par value (the "First Chicago Preferred Stock", of which (i) 2,500,000 shares were designated and 2,410,000 shares were issued and outstanding as Preferred Stock with Cumulative and Adjustable Dividends ("First Chicago Series A Cumulative Adjustable Rate Preferred Stock"), (ii) 1,250,000 shares were designated and 1,191,000 shares were issued and outstanding as Preferred Stock with Cumulative and Adjustable Dividends, Series B ("First Chicago Series B Cumulative Adjustable Rate Preferred Stock"), (iii) 750,000 shares were designated and 713,800 were issued and outstanding as Preferred Stock with Cumulative and Adjustable Dividends, Series C ("First Chicago Series C Cumulative Adjustable Rate Preferred Stock"), (iv) 160,000 shares were designated and 160,000 shares were issued and outstanding as 8.45% Cumulative Preferred Stock, Series E ("First Chicago 8.45% Series E Cumulative Fixed Rate Preferred Stock"), and (v) 40,000 shares were designated and 40,000 shares were issued and outstanding as 5 3/4% Cumulative Convertible Preferred Stock, Series B ("First Chicago Convertible Preferred Stock"). As of June 30, 1995, 3,710,822 shares of First Chicago Common Stock were held in First Chicago's treasury. On June 30, 1995, no shares of First Chicago Common Stock or First Chicago Preferred Stock were reserved for issuance, except for (i) 5,877,204 shares of First Chicago Common Stock reserved for issuance upon the exercise of stock options pursuant to the First Chicago Stock Plans, (ii) shares of First Chicago Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights (the "First Chicago Rights") distributed to holders of First Chicago Common Stock pursuant to the Rights Agreement, dated as of November 18, 1988, between First Chicago and Bankers Trust Company, as Rights Agent (the "First Chicago Rights Agreement"), (iii) the shares of First Chicago Common Stock issuable pursuant to the First Chicago Option Agreement, (iv) shares of First Chicago Common Stock reserved for issuance pursuant to the First Chicago Dividend Reinvestment and Stock Purchase Plan (the "First Chicago DRIP"), (v) shares of First Chicago Common Stock reserved for issuance pursuant to the 1994 offering of the First Chicago Employee Stock Purchase and Savings Plan (as in effect as of the Effective Time, the "First Chicago ESPSP"), and (vi) shares of First Chicago Common Stock reserved for issuance upon conversion of First Chicago Convertible Preferred Stock. All of the issued and outstanding shares of First Chicago Common Stock and First Chicago Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except for the First Chicago Rights Agreement, the First Chicago Option Agreement, the First Chicago Convertible Preferred Stock, the First Chicago DRIP, the First Chicago ESPSP and the First Chicago Stock Plans, First Chicago does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of First Chicago Common Stock or First Chicago Preferred Stock or any other equity securities of First Chicago or any securities representing the right to purchase or otherwise receive any shares of First Chicago Common Stock or First Chicago Preferred Stock. Assuming compliance by NBD with Article I of this Agreement, after the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which First Chicago or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of First Chicago. First Chicago has previously provided NBD with a list of the option holders, the date of each option to purchase First Chicago Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under an applicable First Chicago Stock Plan. Since June 30, 1995, First Chicago has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to (i) the exercise of employee stock options granted prior to such date, (ii) the First Chicago DRIP, and (iii) the First Chicago ESPSP.

  (b) First Chicago owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the First Chicago Subsidiaries, free and clear of any Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No First Chicago Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

  4.3 Authority; No Violation. (a) First Chicago has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of First Chicago. The Board of Directors of First Chicago has directed that this Agreement and the transactions contemplated hereby be submitted to First Chicago's stockholders for approval at a meeting of such stockholders and except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of First Chicago Common Stock, no other corporate proceedings on the part of First Chicago are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by First Chicago and (assuming due authorization, execution and delivery by NBD) constitutes a valid and binding obligation of First Chicago, enforceable against First Chicago in accordance with its terms.

  (b) Neither the execution and delivery of this Agreement by First Chicago, nor the consummation by First Chicago of the transactions contemplated hereby, nor compliance by First Chicago with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of First Chicago or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Chicago or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of First Chicago or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Chicago or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have or be reasonably likely to have a Material Adverse Effect on First Chicago.

  4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (ii) the State Approvals, (iii) the filing with the SEC of the Joint Proxy Statement and the S-4, (iv) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL,
(v) any notices to or filings with the SBA, (vi) any consent, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers or investment advisers, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws and (vii) the approval of this Agreement by the requisite vote of the stockholders of First Chicago and NBD, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (A) the execution and delivery by First Chicago of this Agreement and (B) the consummation by First Chicago of the Merger and the other transactions contemplated hereby.

  4.5 Reports. First Chicago and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1993 with the Regulatory Agencies, and all other reports and statements required to be filed by them since January 1, 1993, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on First Chicago. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of First Chicago and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of First Chicago, investigation into the business or operations of First Chicago or any of its Subsidiaries since January 1, 1993, except where such proceedings or investigation are not likely, either individually or in the aggregate, to have a Material Adverse Effect on First Chicago. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of First Chicago or any of its Subsidiaries which, in the reasonable judgment of First Chicago, is likely, either individually or in the aggregate, to have a Material Adverse Effect on First Chicago.

  4.6 Financial Statements. First Chicago has previously made available to NBD copies of (a) the consolidated balance sheets of First Chicago and its Subsidiaries as of December 31, for the fiscal years 1993 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1992 through 1994, inclusive, as reported in First Chicago's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Arthur Andersen LLP, independent public accountants with respect to First Chicago, and (b) the unaudited consolidated balance sheet of First Chicago and its Subsidiaries as of March 31, 1994 and March 31, 1995 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the three-month periods then ended as reported in First Chicago's Quarterly Report on Form 10-Q for the period ended March 31, 1995 filed with the SEC under the Exchange Act (the "First Chicago March 31, 1995 Form 10-Q"). The December 31, 1994 consolidated balance sheet of First Chicago (including the related notes, where applicable) fairly presents the consolidated financial position of First Chicago and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of First Chicago and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of First Chicago and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

  4.7 Broker's Fees. Neither First Chicago nor any First Chicago Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the Option Agreements.

  4.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in First Chicago Reports (as defined in Section 4.12) filed prior to the date hereof, since March 31, 1995, (i) First Chicago and its Subsidiaries taken as a whole have not incurred any material liability, except in the ordinary course of their business and (ii) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on First Chicago.

  (b) Except as publicly disclosed in First Chicago Reports filed prior to the date hereof, since March 31, 1995, First Chicago and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary and usual course.

  (c) Since December 31, 1994, neither First Chicago nor any of its Subsidiaries has (i) except for such actions as are in the ordinary course of business consistent with past practice or except as required by applicable law, (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1994, or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses aggregating in excess of 5% of First Chicago's 1994 salary and employee benefit expenses, other than customary year-end bonuses for fiscal 1994 and 1995, or (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance which, in the reasonable judgment of First Chicago is likely, either individually or in the aggregate, to have a Material Adverse Effect on First Chicago.

  4.9 Legal Proceedings. (a) Neither First Chicago nor any of its Subsidiaries is a party to any and there are no pending or, to the best of First Chicago's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against First Chicago or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the First Chicago Option Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on First Chicago.

  (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon First Chicago, any of its Subsidiaries or the assets of First Chicago or any of its Subsidiaries which has had, or might reasonably be expected to have, a Material Adverse Effect on First Chicago or the Surviving Corporation.

  4.10 Taxes and Tax Returns. (a) Each of First Chicago and its Subsidiaries has duly filed all federal, state, county, foreign and, to the best of First Chicago's knowledge, local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges the failure to file, pay or make provision for, either individually or in the aggregate, is not likely, in the reasonable judgment of First Chicago, to have a Material Adverse Effect on First Chicago. The income tax returns of First Chicago and its Subsidiaries have been examined by the IRS through 1991 and any liability with respect thereto has been satisfied for all years to and including 1976, and either no material deficiencies were asserted as a result of such examination for which First Chicago does not have adequate reserves or all such deficiencies were satisfied. To the best of First Chicago's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon First Chicago or any of its Subsidiaries for which First Chicago does not have adequate reserves, nor has First Chicago or any of its Subsidiaries given any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period. In addition, (A) proper and accurate amounts have been withheld by First Chicago and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so would not have a Material Adverse Effect on First Chicago, (B) federal, state, county and local returns which are accurate and complete in all material respects have been filed by First Chicago and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so would not have a Material Adverse Effect on First Chicago, (C) the amounts shown on such federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by First Chicago in its consolidated financial statements as of December 31, 1994, except where failure to do so would not have a Material Adverse Effect on First Chicago and
(D) there are no Tax liens upon any property or assets of First Chicago or its Subsidiaries except liens for current taxes not yet due or liens that would not have a Material Adverse Effect on First Chicago. Neither First Chicago nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by First Chicago or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case, which has had or is reasonably likely to have a Material Adverse Effect on First Chicago. Except as set forth in the financial statements described in Section 4.6, neither First Chicago nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, which would be reasonably likely to have a Material Adverse Effect on First Chicago.

  (b) Any amount that is reasonably likely to be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of First Chicago or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or First Chicago Benefit Plan currently in effect should not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

  (c) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by First Chicago or any Subsidiary of First Chicago under any contract, plan, program, arrangement or understanding would be reasonably likely to have a Material Adverse Effect on First Chicago.

  4.11 Employees. (a) The First Chicago Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement or agreement that is maintained as of the date of this Agreement (the "First Chicago Benefit Plans") by First Chicago, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "First Chicago ERISA Affiliate"), all of which together with First Chicago would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

  (b) First Chicago has heretofore delivered to NBD true and complete copies of each of the First Chicago Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such First Chicago Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such First Chicago Plan.

  (c) (i) Each of the First Chicago Benefit Plans has been operated and administered in all material respects with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the First Chicago Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each First Chicago Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such First Chicago Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such First Chicago Plan's actuary with respect to such First Chicago Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such First Chicago Plan allocable to such accrued benefits, (iv) no First Chicago Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of First Chicago, its Subsidiaries or any First Chicago ERISA Affiliate beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA),
(C) deferred compensation benefits accrued as liabilities on the books of First Chicago, its Subsidiaries or the First Chicago ERISA Affiliates or (D) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by First Chicago, its Subsidiaries or any First Chicago ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to First Chicago, its Subsidiaries or any First Chicago ERISA Affiliate of incurring a material liability thereunder, (vi) no First Chicago Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by First Chicago or its Subsidiaries as of the Effective Time with respect to each First Chicago Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither First Chicago, its Subsidiaries nor any First Chicago ERISA Affiliate has engaged in a transaction in connection with which First Chicago, its Subsidiaries or any First Chicago ERISA Affiliate reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of First Chicago there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the First Chicago Benefit Plans or any trusts related thereto which are, in the reasonable judgment of First Chicago, likely, either individually or in the aggregate, to have a Material Adverse Effect on NBD.

  (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of First Chicago or any of its affiliates from First Chicago or any of its affiliates under any First Chicago Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any First Chicago Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

  4.12 SEC Reports. First Chicago has previously made available to NBD an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1993 by First Chicago with the SEC pursuant to the Securities Act or the Exchange Act (the "First Chicago Reports") and prior to the date hereof and (b) communication mailed by First Chicago to its stockholders since January 1, 1993 and prior to the date hereof, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Since January 1, 1993, First Chicago has timely filed all First Chicago Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all First Chicago Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

  4.13 Compliance with Applicable Law. First Chicago and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to First Chicago or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on First Chicago.

  4.14 Certain Contracts. (a) Neither First Chicago nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from First Chicago, NBD, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the First Chicago Reports, (iv) which materially restricts the conduct of any line of business by First Chicago, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. First Chicago has previously made available to NBD true and correct copies of all employment and deferred compensation agreements which are in writing and to which First Chicago is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the First Chicago Disclosure Schedule, is referred to herein as a "First Chicago Contract", and neither First Chicago nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, individually or in the aggregate, would have a Material Adverse Effect on First Chicago.

  (b) (i) Each First Chicago Contract is valid and binding on First Chicago or any of its Subsidiaries, as applicable, and in full force and effect, (ii) First Chicago and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each First Chicago Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on First Chicago, and
(iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of First Chicago or any of its Subsidiaries under any such First Chicago Contract, except where such default, individually or in the aggregate, would not have a Material Adverse Effect on First Chicago.

  4.15 Agreements with Regulatory Agencies. Neither First Chicago nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1993, a recipient of any supervisory letter from, or since January 1, 1993, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the First Chicago Disclosure Schedule, a "First Chicago Regulatory Agreement"), nor has First Chicago or any of its Subsidiaries been advised since January 1, 1993, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.

  4.16 Other Activities of First Chicago and its Subsidiaries.

  (a) Neither First Chicago nor any of its Subsidiaries that is neither a bank, a bank operating subsidiary or a bank service corporation, directly or indirectly engages in any activity prohibited by the Federal Reserve Board. Without limiting the generality of the foregoing, any equity investment of First Chicago and each Subsidiary that is not a bank, a bank operating subsidiary or a bank service corporation, is not prohibited by the Federal Reserve Board.

  (b) To First Chicago's knowledge, each First Chicago Subsidiary which is a bank (a "First Chicago Bank Subsidiary") currently performs all Trust Activities with requisite authority under applicable law of Governmental Entities and in accordance in all material respects with the agreed-upon terms of the agreements and instruments governing such Trust Activities, sound fiduciary principles and applicable law and regulation (specifically including, but not limited to, Section 9 of Title 12 of the Code of Federal Regulations); there is no investigation or inquiry by any Governmental Entity pending, or, to the knowledge of First Chicago, threatened, against or affecting First Chicago or any Significant Subsidiary thereof relating to the compliance by First Chicago or any such Significant Subsidiary with sound fiduciary principles and applicable regulations; and except where any such failure would not have a Material Adverse Effect on First Chicago, each employee of a First Chicago Bank Subsidiary had the authority to act in the capacity in which he or she acted with respect to Trust Activities, in each case, in which such employee held himself or herself out as a representative of a First Chicago Bank Subsidiary; and each First Chicago Bank Subsidiary has established policies and procedures for the purpose of complying with applicable laws of Governmental Entities relating to Trust Activities, has followed such policies and procedures in all material respects and has performed appropriate internal audit reviews of, and has engaged independent accountants to perform audits of, Trust Activities, which audits have disclosed no material violations of applicable laws of Governmental Entities or such policies and procedures.

  4.17 Investment Securities. Each of First Chicago and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practice to secure obligations of First Chicago or any of its Subsidiaries. Such securities are valued on the books of First Chicago in accordance with GAAP.

  4.18 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of First Chicago or for the account of a customer of First Chicago or one of its Subsidiaries, were entered into in the ordinary course of business and, to First Chicago's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of First Chicago or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. First Chicago and each of its Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued; and to First Chicago's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

  4.19 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of First Chicago included in the First Chicago March 31, 1995 Form 10-Q and for liabilities incurred in the ordinary course of business consistent with past practice, since March 31, 1995, neither First Chicago nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on First Chicago.

  4.20 Environmental Liability. Except as set forth in the First Chicago Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could result in the imposition, on First Chicago of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or threatened against First Chicago, which liability or obligation could reasonably be expected to have a Material Adverse Effect on First Chicago. To the knowledge of First Chicago, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any material liability or obligation that could reasonably be expected to have a Material Adverse Effect on First Chicago. First Chicago is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation that could reasonably be expected to have a Material Adverse Effect on First Chicago.

  4.21 State Takeover Laws. The Board of Directors of First Chicago has approved the transactions contemplated by this Agreement and the Option Agreements such that the provisions of Section 203 of the DGCL will not apply to this Agreement or the Option Agreements or any of the transactions contemplated hereby or thereby.

  4.22 Rights Agreement. First Chicago has taken all action (including, if required, redeeming all of the outstanding preferred stock purchase rights issued pursuant to the First Chicago Rights Agreement or amending or terminating the First Chicago Rights Agreement) so that the entering into of this Agreement and the Option Agreements, the Merger, the acquisition of shares pursuant to the Option Agreements and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the First Chicago Rights Agreement or enable or require the First Chicago Rights to be exercised, distributed or triggered.

  4.23 Pooling of Interests. As of the date of this Agreement, First Chicago has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes.

                                   ARTICLE V

                   Covenants Relating to Conduct of Business

  5.1 Conduct of Businesses Prior to the Effective Time.

  During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the NBD Disclosure Schedule and the First Chicago Disclosure Schedule) or the Option Agreements, each of First Chicago and NBD shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action which would adversely affect or delay the ability of either First Chicago or NBD to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Option Agreements.

  5.2 Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the First Chicago Disclosure Schedule or the NBD Disclosure Schedule, as the case may be, and, except as expressly contemplated or permitted by this Agreement or the Option Agreements, neither First Chicago nor NBD shall, and neither First Chicago nor NBD shall permit any of their respective Subsidiaries to, without the prior written consent of the other:

    (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of NBD or any of its Subsidiaries to NBD or any of its Subsidiaries, on the one hand, or of First Chicago or any of its Subsidiaries to First Chicago or any of its Subsidiaries, on the other hand), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements);

    (b) (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except, (A) in the case of NBD, for regular quarterly cash dividends at a rate not in excess of $.33 per share of NBD Common Stock, (B) in the case of First Chicago, for regular quarterly cash dividends on First Chicago Common Stock at a rate not in excess of $.60 per share of First Chicago Common Stock, (C) in the case of First Chicago Preferred Stock, for regular quarterly or semiannual cash dividends thereon at the rates set forth in the applicable certificate of incorporation or certificate of designation for such securities and except for dividends paid by any of the Subsidiaries of each of First Chicago and NBD to First Chicago or NBD or any of their Subsidiaries, respectively, and (D) except for dividends paid in the ordinary course of business by any subsidiaries (whether or not wholly owned) of each of First Chicago and NBD), (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock (except for options to purchase stock granted in the ordinary course of business consistent with past practice pursuant to the First Chicago Stock Plans, the First Chicago ESPSP, and the NBD Stock Plans) or (iv) issue any additional shares of capital stock except pursuant to (A) the exercise of stock options or warrants outstanding as of the date hereof, (B) the First Chicago Convertible Preferred Stock, (C) the Option Agreements, (D) the First Chicago Rights Agreement, (E) the First Chicago DRIP, or (F) the First Chicago ESPSP;

    (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

    (d) except for transactions in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a Subsidiary thereof;

    (e) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms;

    (f) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business consistent with past practice or accelerate the vesting of any stock options or other stock-based compensation;

    (g) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its Subsidiaries with any corporation or other entity other than as provided by this Agreement (and each party shall promptly notify the other of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters);

    (h) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

    (i) take any action that would prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained herein shall limit the ability of First Chicago or NBD to exercise its rights under the NBD Option Agreement or the First Chicago Option Agreement, as the case may be;

    (j) amend its certificate of incorporation or articles of incorporation, as the case may be, or its bylaws; or

    (k) other than in prior consultation with the other party to this Agreement, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

    (l) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

    (m) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

                                  ARTICLE VI

                             Additional Agreements

  6.1 Regulatory Matters. (a) First Chicago and NBD shall promptly prepare and file with the SEC the Joint Proxy Statement and NBD shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of First Chicago and NBD shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and First Chicago and NBD shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders. NBD shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and First Chicago shall furnish all information concerning First Chicago and the holders of First Chicago Capital Stock as may be reasonably requested in connection with any such action.

  (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. First Chicago and NBD shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to NBD or First Chicago, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

  (c) First Chicago and NBD shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of First Chicago, NBD or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

  (d) First Chicago and NBD shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

  6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of First Chicago and NBD shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of First Chicago and NBD shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws, savings and loan or savings association laws (other than reports or documents which First Chicago or NBD, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither First Chicago nor NBD nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of First Chicago's or NBD's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

  (b) Each of First Chicago and NBD shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated June 25, 1995, between First Chicago and NBD (the "Confidentiality Agreement").

  (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

  6.3 Stockholders' Approvals. Each of First Chicago and NBD shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of voting upon the requisite stockholder approvals required in connection with this Agreement and the Merger, and each shall use its best efforts to cause such meetings to occur on the same date.

  6.4 Legal Conditions to Merger. Each of First Chicago and NBD shall, and shall cause its Subsidiaries to, use their best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by NBD or First Chicago or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

  6.5 Affiliates; Publication of Combined Financial Results. (a) Each of First Chicago and NBD shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the stockholders meetings called by First Chicago and NBD to approve this Agreement, a written agreement, in the form of Exhibit 6.5(a)(1) or (2), as applicable, hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of First Chicago Capital Stock or NBD Capital Stock held by such "affiliate" and, in the case of the "affiliates" of First Chicago, the shares of NBD Capital Stock to be received by such "affiliate" in the Merger: (i) in the case of shares of NBD Capital Stock to be received by "affiliates" of First Chicago in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and (ii) except to the extent and under the conditions permitted therein, during the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of First Chicago and NBD.

  (b) The Surviving Corporation shall use its best efforts to publish as promptly as reasonably practical but in no event later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

  6.6 Stock Exchange Listing. NBD shall cause the shares of NBD Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time and shall use its best efforts to cause the shares of NBD Preferred Stock to be so approved.

  6.7 Employee Benefit Plans. (a) From and after the Effective Time, unless otherwise mutually determined, the NBD Benefit Plans and First Chicago Benefit Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of NBD or First Chicago (or their Subsidiaries) covered by such plans at the Effective Time until such time as the Surviving Corporation shall, subject to applicable law, the terms of this Agreement and the terms of such plans, adopt new benefit plans with respect to employees of the Surviving Corporation and its Subsidiaries (the "New Benefit Plans"). Prior to the Closing Date, NBD and First Chicago shall cooperate in reviewing, evaluating and analyzing the First Chicago Benefit Plans and NBD Benefit Plans with a view towards developing appropriate New Benefit Plans for the employees covered thereby subsequent to the Merger. It is the intention of NBD and First Chicago to develop New Benefit Plans, effective as of the Effective Time, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including, without limitation, duties, geographic location, tenure, qualifications and abilities, and (ii) do not discriminate between employees of the Surviving Corporation who were covered by NBD Benefit Plans, on the one hand, and those covered by First Chicago Benefit Plans, on the other, at the Effective Time.

  (b) The foregoing nothwithstanding, the Surviving Corporation agrees to honor in accordance with their terms all benefits vested as of the date hereof under the First Chicago Benefit Plans or the NBD Benefit Plans or under other contracts, arrangements, commitments, or understandings described in the First Chicago Disclosure Schedule and the NBD Disclosure Schedule.

  (c) Nothing in this Section 6.7 shall be interpreted as preventing the Surviving Corporation from amending, modifying or terminating any First Chicago Benefit Plans, NBD Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

  (d) NBD and First Chicago shall take all actions necessary, including securing the consent of optionees, to amend the terms of NBD Benefits Plans pursuant to which options to purchase NBD Common Stock have been issued or granted ("NBD Stock Plans") and the First Chicago Stock Plans and any severance or other agreements that provide for the surrender of stock options issued thereunder in exchange for a cash payment ("LSARs") as a result of or in connection with the Merger to provide that such LSARs shall be settled in stock with a fair market value equal to the cash that would otherwise have been payable thereunder.

  6.8 Indemnification; Directors' and Officers' Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of First Chicago or any of its Subsidiaries, including any entity specified in the First Chicago Disclosure Schedule (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of First Chicago, any of the First Chicago Subsidiaries or any entity specified in the First Chicago Disclosure Schedule or any of their respective predecessors or (ii) this Agreement, the Option Agreements or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, NBD shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted of arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with NBD; provided, however, that (A) NBD shall have the right to assume the defense thereof and upon such assumption NBD shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if NBD elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between NBD and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with NBD, and NBD shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) NBD shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, unless an Indemnified Party shall have reasonably concluded, based on the advice of counsel, that in order to be adequately represented, separate counsel is necessary for such Indemnified Party, in which case, NBD shall be obligated to pay for such separate counsel, (C) NBD shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (D) NBD shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify NBD thereof, provided that the failure to so notify shall not affect the obligations of NBD under this Section 6.8 except to the extent such failure to notify materially prejudices NBD. NBD's obligations under this Section 6.8 continue in full force and effect for a period of six years from the Effective Time (or the period of the applicable statute of limitations, if longer); provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

  (b) NBD shall use its best efforts to cause the individuals serving as officers and directors of First Chicago, its Subsidiaries or any entity specified in the First Chicago Disclosure Schedule immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors' and officers' liability insurance policy maintained by First Chicago (provided that NBD may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall NBD be required to expend more than 200% of the current amount expended by First Chicago (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and provided further that if NBD is unable to maintain or obtain the insurance called for by this Section 6.8(b), NBD shall use its best efforts to obtain as much comparable insurance as available for the Insurance Amount.

  (c) In the event NBD or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of NBD assume the obligations set forth in this section.

  (d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

  6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of NBD and a Subsidiary of First Chicago) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, NBD.

  6.10 Advice of Changes. First Chicago and NBD shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

  6.11 Dividends. After the date of this Agreement, each of First Chicago and NBD shall coordinate with the other the declaration of any dividends in respect of First Chicago Common Stock and NBD Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of First Chicago Common Stock or NBD Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of First Chicago Common Stock and/or NBD Common Stock and any shares of NBD Capital Stock any such holder receives in exchange therefor in the Merger.

                                  ARTICLE VII

                             Conditions Precedent

  7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the respective requisite affirmative votes of the holders of NBD Common Stock and First Chicago Common Stock entitled to vote thereon.

    (b) NYSE Listing. The shares of NBD Common Stock which shall be issued to the stockholders of First Chicago upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

    (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

    (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger.

    (f) Federal Tax Opinion. First Chicago and NBD each shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to First Chicago and NBD, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time:

      (i) The Merger will constitute a tax free reorganization under
    Section 368(a)(1)(A) of the Code and First Chicago and NBD will each be a party to the reorganization;

      (ii) No gain or loss will be recognized by First Chicago or NBD as a result of the Merger;

      (iii) No gain or loss will be recognized by the stockholders of First Chicago who exchange their First Chicago Capital Stock solely for NBD Capital Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in NBD Capital Stock);

      (iv) The tax basis of the NBD Capital Stock received by stockholders who exchange all of their First Chicago Capital Stock solely for NBD Capital Stock in the Merger will be the same as the tax basis of the First Chicago Capital Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

      (v) The holding period of NBD Capital Stock received by stockholders of First Chicago in the Merger will include the period during which the shares of First Chicago Capital Stock surrendered in exchange therefor were held; provided, such First Chicago Capital Stock was held as a capital asset by the holder of such First Chicago Capital Stock at the Effective Time.

    In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of First Chicago, NBD and others.

    (g) Pooling of Interests. First Chicago and NBD shall each have received a letter from their respective independent accountants addressed to NBD or First Chicago, as the case may be, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

  7.2 Conditions to Obligations of First Chicago. The obligation of First Chicago to effect the Merger is also subject to the satisfaction or waiver by First Chicago at or prior to the Effective Time of the following conditions:

    (a) Representations and Warranties. The representations and warranties of NBD set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. First Chicago shall have received a certificate signed on behalf of NBD by the Chief Executive Officer and the Chief Financial Officer of NBD to the foregoing effect.

    (b) Performance of Obligations of NBD. NBD shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and First Chicago shall have received a certificate signed on behalf of NBD by the Chief Executive Officer and the Chief Financial Officer of NBD to such effect.

  7.3 Conditions to Obligations of NBD. The obligation of NBD to effect the Merger is also subject to the satisfaction or waiver by NBD at or prior to the Effective Time of the following conditions:

    (a) Representations and Warranties. The representations and warranties of First Chicago set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. NBD shall have received a certificate signed on behalf of First Chicago by the Chief Executive Officer and the Chief Financial Officer of First Chicago to the foregoing effect.

    (b) Performance of Obligations of First Chicago. First Chicago shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NBD shall have received a certificate signed on behalf of First Chicago by the Chief Executive Officer and the Chief Financial Officer of First Chicago to such effect.

    (c) First Chicago Rights Agreement. The rights issued pursuant to the First Chicago Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.

                                 ARTICLE VIII

                           Termination and Amendment

  8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of First Chicago or NBD:

    (a) by mutual consent of First Chicago and NBD in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

    (b) by either the Board of Directors of First Chicago or the Board of Directors of NBD if any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

    (c) by either the Board of Directors of First Chicago or the Board of Directors of NBD if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement, unless the failure of the Closing (as defined in Section 9.1) to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

    (d) by either the Board of Directors of First Chicago or the Board of Directors of NBD (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 45 days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to the Closing Date; or

    (e) by either First Chicago or NBD if any approval of the stockholders of First Chicago or NBD required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof.

  8.2 Effect of Termination. In the event of termination of this Agreement by either First Chicago or NBD as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of First Chicago, NBD, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b), 8.2, 9.2 and 9.3, shall survive any termination of this Agreement, and
(ii) notwithstanding anything to the contrary contained in this Agreement, neither First Chicago nor NBD shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

  8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of NBD; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective stockholders of First Chicago or NBD, there may not be, without further approval of such stockholders, any amendment of this Agreement which changes the amount or the form of the consideration to be delivered to the holders of First Chicago Common Stock hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective stockholders of First Chicago or NBD, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of First Chicago Common Stock hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE IX

                              GENERAL PROVISIONS

  9.1 Closing. Subject to the terms and conditions of this Agreement and the Option Agreements, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof, unless extended by mutual agreement of the parties (the "Closing Date").

  9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Option Agreements, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

  9.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by First Chicago and NBD.

  9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to First Chicago, to:

      First Chicago Corporation
      One First National Plaza, Suite O276
      Chicago, Illinois 60670
      Attn: General Counsel

      Fax: (312) 732-1069

  and

    (b) if to NBD, to:

      NBD Bancorp, Inc.
      611 Woodward Avenue
      Detroit, Michigan 48226
      Attn: General Counsel

      Fax: (313) 225-2070

  9.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require NBD, First Chicago or any of their respective Subsidiaries or affiliates to take any action which would violate any applicable law, rule or regulation.

  9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Option Agreements and the Confidentiality Agreement.

  9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

  9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  9.10 Publicity. Except as otherwise required by applicable law or the rules of the NYSE, neither First Chicago nor NBD shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

  9.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  IN WITNESS WHEREOF, First Chicago and NBD have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NBD Bancorp, Inc.                         First Chicago Corporation


          /s/ Verne G. Istock                      /s/ Richard L. Thomas
By: _________________________________     By: _________________________________
            Verne G. Istock                         Richard L. Thomas
     Chairman and Chief Executive              Chairman and Chief Executive
                Officer                                   Officer

                                AMENDMENT NO. 1

                                      TO

                         AGREEMENT AND PLAN OF MERGER

     AMENDMENT NO. 1, dated as of September 18, 1995, to the AGREEMENT AND PLAN OF MERGER, dated as of July 11, 1995 (the "Merger Agreement"), by and between FIRST CHICAGO CORPORATION, a Delaware corporation ("First Chicago") and NBD BANCORP, INC., a Delaware corporation ("NBD").

     1. Pursuant to Section 8.3 of the Merger Agreement, NBD and First Chicago hereby amend and restate Section 1.7 thereof in its entirety as follows:

          "1.7 Certificate of Incorporation. Subject to the terms and conditions of this Agreement, at the Effective Time, the Certificate of Incorporation of NBD shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law, except that such Certificate of Incorporation shall be amended to provide:
     (a) that the number of shares of authorized Common Stock of the Surviving Corporation shall be increased to 750,000,000; (b) that the name of the Surviving Corporation shall be "First Chicago NBD Corporation"; (c) for the deletion of the Series A Preferred Stock, par value $1.00 per share; and (d) for the NBD New Preferred Stock."

     2. The Merger Agreement, as hereby amended, is ratified and confirmed in all respects and remains in full force and effect.

     IN WITNESS WHEREOF, First Chicago and NBD have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NBD BANCORP, INC.                         FIRST CHICAGO CORPORATION

By: /s/ Verne G. Istock                   By: /s/ Richard L. Thomas
   -------------------------                 -------------------------
   Verne G. Istock                           Richard L. Thomas
   Chairman and                              Chairman, President and
      Chief Executive Officer                   Chief Executive Officer

                                AMENDMENT NO. 2

                                      TO

                         AGREEMENT AND PLAN OF MERGER

     AMENDMENT NO. 2, dated as of October 20, 1995, to the AGREEMENT AND PLAN OF MERGER, dated as of July 11, 1995, as amended as of September 18, 1995 (the "Merger Agreement"), by and between FIRST CHICAGO CORPORATION, a Delaware corporation ("First Chicago") and NBD BANCORP, INC., a Delaware corporation ("NBD").

     1. Pursuant to Section 8.3 of the Merger Agreement, NBD and First Chicago hereby amend and restate Section 1.11(a) thereof in its entirety as follows:

          "1.11 Board of Directors. (a) At the Effective Time, the Board of Directors of the Surviving Corporation shall consist of 20 persons, including Messrs. Thomas and Istock, 9 additional persons, two of whom may be executive officers of First Chicago, to be named by Mr. Thomas and the Board of Directors of First Chicago, and 9 additional persons, one of whom may be an executive officer of NBD, to be named by Mr. Istock and the Board of Directors of NBD."

     2. The Merger Agreement, as hereby amended, is ratified and confirmed in all respects and remains in full force and effect.

     IN WITNESS WHEREOF, First Chicago and NBD have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NBD BANCORP, INC.                         FIRST CHICAGO CORPORATION

By: /s/ Verne G. Istock                   By: /s/ Richard L. Thomas
   -------------------------                 -------------------------
   Verne G. Istock                           Richard L. Thomas
   Chairman and                              Chairman, President and
      Chief Executive Officer                   Chief Executive Officer

                                AMENDMENT NO. 3

                                      TO

                         AGREEMENT AND PLAN OF MERGER

     AMENDMENT NO. 3, dated as of November 20, 1995, to the AGREEMENT AND PLAN OF MERGER, dated as of July 11, 1995, as amended as of September 18, 1995 and October 20, 1995 (the "Merger Agreement"), by and between FIRST CHICAGO CORPORATION, a Delaware corporation ("First Chicago") and NBD BANCORP, INC., a Delaware corporation ("NBD").

     1. Pursuant to Section 8.3 of the Merger Agreement, NBD and First Chicago hereby amend Section 1.7 thereof by adding a second sentence as follows:

          "Notwithstanding the foregoing, the amendment to the Certificate of Incorporation increasing the number of shares of authorized Common Stock of the Surviving Corporation may be made effective on any date within 60 days after the Effective Time."

     2. The Merger Agreement, as hereby amended, is ratified and confirmed in all respects and remains in full force and effect.

     IN WITNESS WHEREOF, First Chicago and NBD have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NBD BANCORP, INC.                         FIRST CHICAGO CORPORATION

By: /s/ Verne G. Istock                   By: /s/ Richard L. Thomas
   -------------------------                 -------------------------
   Verne G. Istock                           Richard L. Thomas
   Chairman and                              Chairman, President and
      Chief Executive Officer                   Chief Executive Officer